T. Rowe Price Summit Funds, Inc.

T. Rowe Price Summit Cash Reserves

The following disclosure has been added as a type of security in which the fund may invest:

State and local governments may issue Build America Bonds to finance capital expenditures for which they otherwise could issue tax-exempt governmental bonds. Unlike most other municipal obligations, interest received on Build America Bonds is taxable to the bondholder. These include bonds on which the issuer may receive an interest payment subsidy directly from the U.S. Treasury, known as direct pay Build America Bonds, and bonds on which the investor may receive a tax credit, known as tax credit Build America Bonds.

The following information updates the Summary Prospectus:

The following sentence under Principal Investment Strategies is hereby deleted: The fund’s average weighted maturity will not exceed 90 days, and we will not purchase any security with a maturity longer than 13 months. It is replaced with the following: The fund’s weighted average maturity will not exceed 60 days, its weighted average life will not exceed 120 days, and the fund will not purchase any security with a maturity longer than 13 months. When calculating its weighted average maturity, a fund may shorten its maturity by using the interest rate resets of certain adjustable rate securities. A fund may not take into account these resets when calculating its weighted average life.

The following information updates the Statutory Prospectus:

The operating policy for Illiquid Securities in section 3 is revised as follows: Operating policy Fund investments in illiquid securities are limited to 5% of net assets.

The following is added after Illiquid Securities in section 3:

Maintaining Liquid Investments

The fund generally must hold a percentage of its assets in securities that are liquid; that is, securities that may be readily sold in the market or will mature within a short period of time.

Operating policy The fund may not acquire any security, other than a “daily liquid asset” (which are direct obligations of the US government and certain other securities that may be sold or mature within 1 business day), unless it holds at least 10% of its total assets in daily liquid assets. The fund may not acquire any security, other than a “weekly liquid asset” (which are direct obligations of the US government, certain government agency securities, and certain other securities that may be sold or mature within 5 business days), unless it holds 30% of its total assets in weekly liquid assets.

Under More Information About the Fund and Its Investment Risks in section 3, the first three sentences are replaced by the following: The fund invests at least 97% of its total assets in money market instruments receiving a short-term credit rating within the highest category (within which there may be sub-categories) assigned by at least two established rating agencies (to be designated by the fund’s Board of Directors and disclosed in the fund’s Statement of Additional Information by December 2010), or by one rating agency if the security is rated by only one, or, if unrated, deemed to be of comparable quality by T. Rowe Price. The other 3% may be invested in securities in the second highest short-term rating category (within which there may be sub-categories) as rated by a rating agency or deemed of comparable quality by T. Rowe Price.

The operating policy under Types of Portfolio Securities in section 3 is revised as follows:

Operating policy Except as may be permitted by Rule 2a-7, the fund will not purchase any security (other than a U.S. government security) if it would cause the fund to have more than: (1) 5% of its total assets in securities of that issuer, where the securities are first tier securities as defined by Rule 2a-7 (other than for certain temporary, limited purposes); or (2) where the securities are second tier securities as defined by Rule 2a-7, 3% of its total assets in such securities, 1/2 of 1% of its total assets in the securities of that issuer, or any such security that has a maturity exceeding 45 days.

T. Rowe Price Summit Funds, Inc. T. Rowe Price Summit GNMA Fund

The following disclosure has been added as a type of security in which the fund may invest:

State and local governments may issue Build America Bonds to finance capital expenditures for which they otherwise could issue tax-exempt governmental bonds. Unlike most other municipal obligations, interest received on Build America Bonds is taxable to the bondholder. These include bonds on which the issuer may receive an interest payment subsidy directly from the U.S. Treasury, known as direct pay Build America Bonds, and bonds on which the investor may receive a tax credit, known as tax credit Build America Bonds.